CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statements on Form N-1A of Vertical Capital Defined Risk Fund and Vertical Capital MLP & Energy Infrastructure, each a series of the Vertical Capital Investors Trust, under the headings "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
March 27, 2015